Exhibit 16.1

March 28, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 28, 2011 of VGTel, Inc. and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in item 4.01.

Very truly yours,

/s/ MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas